Exhibit 5.1

LOWENSTEIN SANDLER LLP

1251 Avenue of the Americas

New York, New York 10020

October 19, 2017

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Altair Engineering Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-220710) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 12,000,000 shares of the Company’s Class A common stock, par value $0.0001 (the “Shares”), which includes up to 8,065,004 Shares to be sold by the Company (the “Company Shares”), up to 3,934,996 Shares to be sold by the selling stockholders identified in such Registration Statement (the “Stockholder Shares”) and up to 1,800,000 Shares that may be sold by the Company upon the exercise of an option to purchase additional Shares granted to the underwriters (the “Company Additional Shares”). Of the Stockholder Shares, up to 2,200,000 shares (the “Converted Stockholder Shares”) will be sold to the underwriters upon automatic conversion of shares of the Company’s Class B common stock, par value $0.0001 (the “Class B Shares”), held by the applicable selling stockholders and up to 1,734,996 shares (the “Option-Exercised Stockholder Shares”) will be sold to the underwriters upon exercise by a selling stockholder of outstanding stock options pursuant to the terms of a previously executed stock option agreement (the “Selling Stockholder Stock Option Agreement”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement (the “Charter”), and Bylaws, filed as Exhibit 3.2 to the Registration Statement, each as currently in effect as of the date hereof, (c) the Selling Stockholder Stock Option Agreement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold to the underwriters at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the DGCL.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Company Shares and the Company Additional Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Converted Stockholder Shares, upon the automatic conversion of the related Class B Shares pursuant to the Charter concurrent with the sale of such Converted Stockholder Shares by the applicable selling stockholders to the underwriters in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and (iii) the Option-Exercised Stockholder Shares, when issued by the Company upon exercise of the related stock options in accordance with the terms of the Selling Stockholder Stock Option Agreement immediately prior to the sale of such Option-Exercised Stockholder Shares by the applicable selling stockholder to the underwriters in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

LOWENSTEIN SANDLER, LLP